United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 28, 2015

Date of Report (Date of earliest event reported)

WINS FINANCE HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	333-204074	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1F, Building 7 No. 58 Jianguo Road, Chaoyang District Beijing 100024, People’s Republic of China	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: +86-10-8225-5118

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2015, Wins Finance Holdings Inc., a Cayman Islands company (“Company” or “we”), issued an $8.5 million promissory note (the “Note”) to Bluesky LLC, an entity controlled by Jianming Hao, the Company’s Chairman and Co-Chief Executive Officer. The notes bear interest at 4% per year and mature on December 28, 2016. The Notes are convertible into the Company’s ordinary shares at a price of $12.00 per share. Martel Capital, LLC is the placement agent for the offering and will receive a commission equal to 1% of the gross proceeds of the offering.

The Note provides for customary events of default, including the failure to pay any amount due under the Note on the applicable due date (subject to a cure period), breaching the terms of the Note, the Company becoming insolvent, or the company filing for bankruptcy. In the event of a default, the interest rate on the Note would increase to 10% per year.

In connection with the issuance of the Note, the Company agreed to use commercially reasonable efforts (i) to file, within 30 days after receiving a completed and executed selling stockholder questionnaire from Bluesky LLC, a resale registration statement covering the ordinary shares issuable upon conversion of the Note, and (ii) to cause such registration statement to be declared effective by the Securities and Exchange Commission (a) within 120 days after the receipt of the completed and executed questionnaire if there is not a full review of the registration statement, or (b) within 150 days after the receipt of the completed and executed questionnaire if there is a full review of the registration statement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 is incorporated into this Item by reference.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure contained in Item 1.01 is incorporated into this Item by reference.

The Note was issued and the ordinary shares underlying the Note will be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions will not involve a public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Promissory Note dated December 28, 2015
10.2	Subscription Agreement dated December 28, 2015, between the Company and Bluesky LLC
99.1	Press release dated January 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated January 4, 2016

WINS FINANCE HOLDINGS INC.

By:	/s/ Richard Xu
Name:	Richard Xu
Title:	Co-President